Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated April 7, 2014 (except for Note 19 and Note 22, as to which the date is May 29, 2014), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-195678), the related Prospectus of Century Communities, Inc. for the registration of 4,480,000 shares of its common stock, and the related Prospectus of Century Communities, Inc. for the resale of 11,595,000 shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

June 11, 2014